Exhibit 99.1

Company Contact: Peggy Tharp Director of Investor Relations (770) 657-6246

Superior Essex Announces Public Offering of Common Stock

ATLANTA, GA, May 26, 2006 – Superior Essex Inc. (NASDAQ: SPSX), one of the largest wire and cable manufacturers in the world, today announced that it plans to offer 2.7 million shares of its common stock in an underwritten public offering. This offering will be made under the company’s effective shelf registration statement filed with the Securities and Exchange Commission. Superior Essex intends to grant the underwriters an over-allotment option covering an additional 405,000 shares.

Superior Essex intends to use the net proceeds from this offering to reduce outstanding borrowings under its senior secured revolving credit facility, to fund working capital needs due to rising copper costs, and for other general corporate purposes, including potential strategic acquisitions, which are evaluated from time to time as part of the company’s business strategy.

UBS Investment Bank and JPMorgan Securities Inc. will be joint bookrunning managers for the offering, with Morgan Joseph serving as co-manager. A copy of the prospectus supplement and related base prospectus relating to this offering may be obtained from UBS Investment Bank, Attn: Prospectus Department, 299 Park Avenue, New York, NY 10171, phone: (800) 223-3006, or from JPMorgan Securities Inc., Prospectus Library, 4 Chase Metrotech Center, CS Level, Brooklyn, NY 11245, phone: (718) 242-8002, fax: (718) 242-1350.

This press release does not constitute an offer to sell or a solicitation of an offer to buy shares of Superior Essex common stock, nor will there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale is not permitted. The offering of these securities may be made only by means of a prospectus supplement and related base prospectus.

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